Exhibit 4.4
Rules of the Barclays Group Incentive share Plan
Adopted by the Trustees of the Barclays Group (PSP) Employees’ Benefit Trust
on 14 February 2008 pursuant to the terms of the Trust deed.
Purpose: The Plan has been adopted to enable the Trustees to: provide a flexible and coherent structure for the grant of non performance-linked share awards to Barclays Group Executives who are neither directors of the Company nor regarded as persons discharging managerial responsibilities within the Company and who are not eligible to participate in the Performance Share Plan from 2008 onwards.
1.	Definitions and Interpretation

1.1	In the Plan:

“Auditors” means the auditors for the time being of the Company or such other independent, suitably qualified person as the Trustees may from time to time nominate;

“Award” means a provisional allocation of Shares and “awarded” shall be construed accordingly;

“Award Date” means in relation to an Award the date specified as such by the Trustees in the Award Letter;

“Award Letter” means a letter containing the information specified in clause 2.2 in such form as may be prescribed from time to time by the Trustees, sent by the Trustees to a Participant informing the Participant of the grant of an Award to him;

“Board” means the board of directors for the time being of the Company or a duly appointed committee thereof PROVIDED THAT if any person obtains Control of the Company, the Board or the relevant committee as appropriate shall mean the members of the Board or such committee as the case may be immediately before such Control is obtained;

“Company” means Barclays PLC (registered no. 48839);

“Control” means control of a company within the meaning of section 995 of the Income Tax Act 2007 and a person shall be deemed to have control of a company if he and others acting in concert with him have together obtained control of a company within such meaning;

“Eligible Employee” means any person who is an employee of any member of the Group PROVIDED THAT a person shall not be eligible to participate in the Plan if:
(a)	he is a director of the Company;

(b)	he is a person discharging managerial responsibilities within the Company as defined in section 96B(1) of the Financial Services and Markets Act 2000; or

(c)	any Award granted to him (or Shares released to him) would be regarded as granted (or released) in respect of Qualifying Services;
“Group” means the Company and all of its Subsidiaries and the expression “member of the Group” shall be construed accordingly;

“Participant” means an Eligible Employee who has been granted an Award or, where applicable, his personal representative;

“Plan” means the Barclays Group Incentive Share Plan as constituted by these rules and as amended from time to time;

“Qualifying Services” means, in relation to any person, his services as a director of the Company and his services at any time while he is a director of the Company:
(a)	as a director of an undertaking that is a subsidiary undertaking of the Company at that time;

(b)	as a director of any other undertaking of which he is a director by virtue of the Company’s nomination (direct or indirect); or

(c)	otherwise in connection with the management of the affairs of the Company or any such subsidiary undertaking or any such other undertaking;
“release” means a transfer of Shares by the Trustees to a Participant, the grant by the Trustees to a Participant of a right to acquire Shares or the grant by the Trustees to a Participant of an interest in Shares in accordance with the rules of the Plan and “released” shall be construed accordingly*;

“Release Date” means the date (or dates) specified in an Award Letter being a date (or dates) which is at least three years from the Award Date unless the Trustees determine otherwise on or after which Shares awarded to a Participant may in the absolute discretion of the Trustees be released to a Participant;

“Retirement Date” means the earliest date on which or age at which an Eligible Employee can be required to retire by any member of the Group;

“Shares” means ordinary shares in the capital of the Company or such other class of shares as may represent the same as a result of any reorganisation, reconstruction or other variation of the share capital of the Company to which the provisions of the Plan may apply from time to time PROVIDED THAT if such shares under an Award are to be released at any time when the Trustees do not hold such shares in the Company as a result of a corporate event described in clause 8, references to “Shares” in clauses 3 to 9 inclusive shall include any consideration received by the Trustees for any such shares under an Award which may otherwise have been released;

“Subsidiary” means any company over which for the time being the Company has Control and which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006;

“Trust” means the Barclays Group (PSP) Employees’ Benefit Trust established by the Trust Deed;

“Trust Deed” means the trust deed made between Barclays Bank PLC (1) and Mourant & Co Trustees Limited (2) on 5 August 1996 as amended from time to time; and

“Trustees” means the trustee or trustees for the time being of the Trust.

1.2	Any reference in the Plan to a statutory provision shall include a reference to that provision as amended or re-enacted from time to time. Where the context permits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.

*	Note: this definition was added to the rules of the Plan on 13 May 2010 to facilitate, inter alia, the grant of nil-cost options to Brazilian participants who are not US Citizens. Participants other than Brazilian participants may be granted nil-cost options except that normally no US Citizen may be granted a nil-cost option.
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1.3	If there is any conflict between the provisions of the Trust Deed and the provisions of the Plan, the provisions of the Trust Deed shall prevail.

2.	Grant of Awards

2.1	Subject to the limitations specified in this clause 2, the Trustees may in their absolute discretion having first consulted the Board grant any Eligible Employee an Award in accordance with the rules of the Plan or on such other terms and conditions as the Trustees may determine.

2.2	The Trustees shall as soon as reasonably practicable on or after the Award Date notify the Eligible Employee of the grant of the Award in writing in an Award Letter. The Award Letter shall specify:
(a)	the number of Shares in respect of which the Award is granted or the formula by which such number may be found;

(b)	the Award Date; and

(c)	the Release Date.
2.3	The grant of an Award shall not in any circumstances whatsoever:
(a)	constitute the acquisition by a Participant of an interest in the Shares awarded to him, or the acquisition of a right to acquire the Shares awarded to him; or

(b)	entitle a Participant to claim any interest in the Trust Fund or to compel the Trustees to pay or apply any of the capital or income comprised in the Trust Fund to or for the benefit of a Participant.
2.4	Until their release on the Release Date, a Participant shall have no interest in the Shares subject to his Award. A Participant shall not be entitled to any dividends or other distributions made in respect of the Shares awarded to him. A Participant shall have no right to vote in respect of the Shares subject to his Award, unless and until Shares under his Award are released to him. There shall be no consideration payable for the grant of an Award.

2.5	An Award shall only be granted in respect of existing issued Shares purchased or acquired by the Trustees on or off market. No new Shares may be issued pursuant to the Plan without the prior approval of the Company’s shareholders in general meeting and no treasury Shares may be transferred under the Plan without the prior approval of the Company’s shareholders in general meeting.

3.	Dividends

3.1	The Trustees may, in their absolute discretion, apply any dividends (net of any tax payable in respect of such dividends by the Trustees) which they receive in respect of any Shares which are available for release under any Award to purchase further Shares.

3.2	The Trustees may in their absolute discretion release such further Shares acquired pursuant to paragraph 3.1 (or Shares received by the Trustees as a result of the Trustees electing to receive any scrip dividend offered by Barclays) to a Participant at the same time as the release of any Shares available for release on the Release Date.

4.	Release of Shares and Release of Shares on the Release Date

4.1	Subject to clauses 4.4, 4.5 and 7 the Trustees shall on any Release Date or if there is a corporate event as described in clause 8, determine having first consulted the Board whether or not, the Participant is an employee of the Barclays Group.
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4.2	Subject to clauses 4.4, 4.5 and 7, if the Trustees determine on any Release Date that clause 4.1 is satisfied, the Trustees may in their absolute discretion release to the Participant in accordance with clause 5 the number of Shares specified in the Award Letter as available for release to the Participant on or as soon as reasonably practicable after the relevant Release Date, including any Shares acquired by the Trustees as described in clause 3.

4.3	Subject to clauses 4.4, 4.5 and 7, if the Trustees determine on any Release Date that clauses 4.1 is not satisfied, the Trustees may in their absolute discretion release to the Participant in accordance with clause 5:
(a)	the number of Shares specified in the Award Letter as available for release to the Participant on or after the Release Date together with any Shares acquired by the Trustees pursuant to clause 3; or

(b)	a lower number of such Shares; or

(c)	no Shares at all.
4.4	If the Trustees or a Participant are restricted by statute, order, regulation or otherwise (including a restriction resulting from the application of the Model Code for transactions in securities by directors or any comparable code adopted by the Company) from releasing or receiving Shares the Trustees shall only consider the release of Shares to a Participant on or within one month after the lifting of such restrictions;

4.5	Notwithstanding anything in the Plan to the contrary Shares under an Award shall be actually or constructively received by a Participant by the later of:
(a)	the date that is 2 1/2 months from the end of the Participant’s first taxable year in which the Trustees determine in their absolute discretion to release Shares by way of the transfer of Shares to a Participant;

(b)	the date that is 2 1/2 months from the end of the Company’s first taxable year in which the Trustees determine in their absolute discretion to release Shares by way of the transfer of Shares to a Participant.
5.	Manner of Release of Shares and rights of a Participant on release

5.1	If the Trustees determine that Shares shall be released to a Participant pursuant to clauses 4, 7 or 8, the Trustees shall as soon as reasonably practicable release to a Participant the number of Shares available for release under the Award determined in accordance with clauses 4, 7, 8 and 9 in such form and manner as the Trustees shall from time to time prescribe in which case:
(a)	the Trustees shall inform the Participant of the release of Shares to him within 28 days of such release;

(b)	the Participant shall, unless Shares are released by way of the grant of a right to acquire or interest in Shares, from the date of such determination become beneficially entitled to such Shares and shall have the right to receive all dividends paid to the Trustees on such Shares on or after their release (net of any tax payable on such dividends by the Trustees) and the right to direct the Trustees as to voting in respect of such Shares and the Trustees shall vote in accordance with any such instructions; and

(c)	if Shares are released to a Participant by way of the grant of a right to acquire or an interest in Shares, the Trustees shall grant such right or interest with effect
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from the date of such determination and on such terms as the Trustees may determine in their absolute discretion.
PROVIDED THAT:
(a)	if the Trustees so require, the Participant shall enter into an election to be made jointly with his Employing Company pursuant to section 431 of the Income Tax (Earnings and Pensions) Act 2003 for the Shares to be treated as if they are not restricted securities for the purposes of Chapter 2, Part 7, Income Tax (Earnings and Pensions) Act 2003;

(b)	subject to clause 5.2, the Participant shall pay in such manner as the Trustees may from time to time prescribe any such additional amount of which the Trustees may notify the Participant in respect of any deduction on account of tax or similar liabilities as may be required by law which may arise on the release of Shares to him; and

(c)	any Shares which are not so released shall cease to be available for release.
5.2	The Trustees may sell, or procure the sale of, such number of Shares which have been released to a Participant to meet any obligation of the Trustees any member of the Group or any other person to deduct tax or employee’s social security contributions arising in respect of the release of Shares under his Award to the Participant.

5.3	The Trustees shall, unless Shares are released by way of the grant of a right to acquire or interest in Shares, within 28 days after the date of the release of Shares to a Participant transfer or procure the transfer of the appropriate number of Shares to the Participant (or to his nominee at the Participant’s written direction) and shall procure delivery to the Participant (or to his nominee, as appropriate) of a definitive share certificate in respect thereof (or such other evidence of allotment and issue as may be prescribed by the Board where such allotment and issue is by means of a relevant system, as defined in Regulation 2(1) of the Uncertificated Securities Regulations 2001).

6.	Limitation on Release of Shares

Subject to clauses 4, 7 and 8, Shares under an Award may be released to a Participant who has ceased to be an Eligible Employee.

7.	Release of Shares on cessation of employment

7.1	Subject to clauses 4.4 and 4.5 and unless Shares under an Award may be released before its Release Date under clauses 7.2, 7.3, 7.4 and 8, Shares under an Award may only be released on or as soon as reasonably practicable after its Release Date. Any Award in respect of which Shares are not so released shall lapse.

7.2	Subject to clauses 4.4, 4.5 and 9, if a Participant dies the Trustees may having first consulted the Board release to the Participant’s personal representatives his wife (or her husband), children under the age of 18 or step children under the age of 18 the Shares available for release under his Award as soon as reasonably practicable after the Participant’s death in accordance with clause 5. Any Award in respect of which Shares are not so released shall lapse.

7.3	Subject to clauses 4.4, 4.5 and 9, if a Participant ceases to be employed by the Group by reason of:
(a)	injury;

(b)	disability;
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(c)	ill health;

(d)	dismissal for redundancy within the meaning of the Employment Rights Act 1996;

(e)	retirement on or after his Retirement Date;

(f)	the company by which he is employed ceasing to be a member of the Group; or

(g)	the undertaking in which he is employed being transferred to a transferee which is not a member of the Group, the Trustees may having first consulted the Board release to the Participant the Shares available for release under his Award on or after the Release Date PROVIDED THAT if a Participant ceases to be employed by the Group before the Release Date other than by reason of retirement on or after his Retirement Date the Trustees may in their absolute discretion having first consulted the Board release the Shares available for release under his Award to the Participant as soon as reasonably practicable after the date of such cessation. Any Award in respect of which Shares are not so released shall lapse.

7.4	Subject to clauses 4.4, 4.5 and 9, if a Participant ceases to be employed by the Group for any reason other than one of the events specified in clauses 7.2 or 7.3, his Award shall lapse unless the Trustees in their absolute discretion, having first consulted the Board, determine otherwise in which case the Trustees may release to the Participant the Shares available for release under his Award on or after the Release Date in accordance with clause 5 PROVIDED THAT if a Participant ceases to be employed by the Group before the Release Date, the Trustees may in their absolute discretion, having first consulted the Board release the Shares available for release under his Award to the Participant as soon as reasonably practicable after the date of such cessation. Any Award in respect of which Shares are not so released or which is not so exercised shall lapse.

7.5	For the purposes of this clause 7, where a Participant’s employment is terminated without notice or on terms in lieu of notice it shall be deemed to cease on the date on which the termination takes effect and where such employment is terminated with notice it shall be deemed to cease upon the date on which that notice expires.

8.	Take-over and Liquidation

8.1	Clause 8.2 shall apply:
(a)	if any person obtains Control of the Company as a result of making:
(i)	a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by such person) made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the Shares (or such Shares as are not already owned by such person); or
(b)	if under section 899 of the Companies Act 2006 the Court sanctions a compromise or arrangement between the Company and its creditors or its members which, if it becomes effective, will result in a person obtaining Control of the Company.
8.2	Subject to clauses 4.1, 4.4, 4.5 and 9 the Trustees may release the Shares available for release under his Award to a Participant at any time during the appropriate period as defined in clause 8.3. Any Award in respect of which Shares are not so released shall lapse.
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8.3	The appropriate period referred to in clause 8.2 is:
(a)	in a case falling within clause 8.1(a), a period commencing on the date when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made is satisfied and ending on the earlier of:
(i)	six months after such date; and

(ii)	30 days before the last date on which the person making the offer is permitted to issue a notice pursuant to section 979 of the Companies Act 2006; and
(b)	in a case falling within clause 8.1(b), a period of six months commencing with the date when the Court sanctions the compromise or arrangement.
8.4	Subject to clauses 4.1, 4.4, 4.5 and 9, if the Company gives notice of a general meeting to consider a resolution for the voluntary winding up of the Company (the “resolution”) the Trustees shall release the Shares available for release under his Award to the Participant PROVIDED THAT any release of Shares under an Award pursuant to this clause 8.4 shall be conditional upon the resolution being duly passed. If the resolution is defeated or withdrawn, the Award shall be unaffected. If the Trustees release the Shares under his Award to a Participant pursuant to this clause 8.4 he shall be entitled to share in the assets of the Company with existing holders of the Shares in the same manner as if the Shares had been registered in his name before the resolution was passed.

8.5	Subject to clauses 4.1, 4.4, 4.5 and 9, if, in the opinion of the Trustees, the Company will be affected by any demerger, dividend in specie, special dividend or other transaction which will adversely affect the current or future value of any Award, the Trustees may depending on the form of the Award, acting fairly, reasonably and objectively, release the Shares available for release under all such Awards to Participants on such event happening.

8.6	On the commencement of any liquidation of the Company (subject to clause 8.4 and otherwise than in connection with a compromise or arrangement as referred to in clause 8.1(b)) the Award shall lapse.

9. Extent to which Shares under an Award may be available for release on cessation of employment, take-over and liquidation

If pursuant to clauses 7 or 8 the Trustees may release Shares to a Participant under his Award the maximum number of Shares which may be released by the Trustees under his Award is calculated in accordance with the following formula (rounded down to the nearest whole Share), unless the Trustees in their absolute discretion, having first consulted the Board, permit him to acquire a greater number of Shares.

A	x	B
C

Where	A =	the number of Shares originally subject to the Award;

	B =	the number of completed calendar months which have elapsed from the Award Date (including the calendar month in which the Award Date falls) to: the date of cessation of employment; the time when Control is obtained under clause 8.1; or the passing of the resolution in 8.6 as the case may be; and

	C =	36.
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10.	Variations in the Share Capital of the Company

10.1	Subject to clause 10.2, in the event of any increase or variation of the share capital of the Company (whenever effected) by way of capitalisation, rights issue, sub-division, consolidation or reduction of capital or any other method, the Trustees may make such adjustment as they consider appropriate to the number of Shares subject to any Award.

10.2	Any adjustment under clause 10.1 shall be subject to the Auditors confirming that such adjustment is in their opinion fair and reasonable.

10.3	The Trustees shall give notice in writing to a Participant of any adjustment made pursuant to clause 10.1 as soon as practicable following the making of such adjustment. The Trustees shall be entitled to call in the deed evidencing the grant of an Award affected by such adjustment for endorsement or replacement as they may consider appropriate.

11.	Administration of the Plan

11.1	The Plan shall be administered by the Trustees whose decision on any matter connected with the Plan shall be final and binding.

11.2	The Trustees shall determine any dispute about the rights and obligations of any person under the Plan or any question concerning the construction or effect of the Plan or any other question in connection with the Plan and their determination shall be final and binding on all persons.

11.3	The Board may from time to time make recommendations to the Trustees with regard to the making of Awards, the choice of Participants, performance conditions or Release Dates. The Trustees shall consider all such recommendations but shall not be bound to follow such recommendations nor shall the Trustees be required to give reasons for any refusal to follow them.

12.	Amendment of the Plan

The Trustees, having first consulted the Board, shall at any time be entitled to amend by resolution all or any of the provisions of the Plan.

13.	General Provisions

13.1	Terms of office or employment

The rights and obligations of any Participant under the terms of his office or employment with any member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate in it. The Plan shall not entitle a Participant to any right to continued employment or any additional right to compensation in consequence of the termination of his employment.

13.2	Tax and other similar liabilities

Any liability of a Participant to taxation or social security contributions or similar liabilities in respect of an Award shall be for the account of the relevant Participant. The Trustees may make an Award and the transfer of Shares pursuant to it conditional on the Participant complying with arrangements specified by the Trustees for the payment of any taxation, employee’s social security contributions or employer’s social security obligations (including, without limitation, the deduction of taxation at source).
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13.3	Auditors as experts

In any matter in which they are required to act under the Plan, the Auditors shall be deemed to be acting as experts and not as arbitrators.

13.4	Notices

Any notice or other communication under or in connection with the Plan may be given by personal delivery, electronically or by sending the same by post in the case of a company to its registered office, in the case of the Trustees, to their registered address and in the case of an individual to his last known address, or, where he is a director or employee of any member of the Group, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

13.5	Regulation

Every Award shall be subject to the condition that no Shares shall be released to or transferred to a Participant or rights to acquire or interests over Shares granted to a Participant following the release of Shares under Award if such release, transfer or grant would be contrary to any enactment or regulation for the time being in force of the United Kingdom or any other country having jurisdiction in relation thereto. The Trustees shall not be bound to take any action to obtain the consent of any government or authority to such release, transfer or grant or to take any action to ensure that any such release, transfer or grant shall be in accordance with any enactment or regulation if such action could in the opinion of the Trustees be unduly onerous.

13.6	Data Protection provisions
(a)	The Company and the Trustees will store and process information about a Participant on their computers and in other ways. By “information about a Participant” the Company and the Trustees mean personal information they have obtained from the Participant, the Group employing company and any other Group companies or other organisations in anticipation of a Participant’s participation in the Plan and during the term of the Plan.

(b)	The Company and the Trustees will use information about a Participant to manage and administer the Plan, give the Participant information about the Plan and his Award, to develop and improve their services to the Participant and other customers and to protect their interests. The Trustees agrees to apply the same levels of protection to information about a Participant as the Company is required to apply in the UK.

(c)	The Company and the Trustees may give information about a Participant and his participation in the Plan to the following:
(i)	a Participant’s Group employing company and it agents or service providers where disclosure is necessary to enable the Company or the Trustees to discharge their duties and obligations in the management and administration of the Plan (including any disclosure of information as may be necessary to enable the Group employing company to comply with the requirements of any relevant tax, social security or other governmental authority). (For the purposes of this clause “Group employing company” includes any company or other entity of the Group who may become the Participant’s employer during the term of the Plan and any other company or entity which has a duty to comply with any requirements imposed any
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relevant tax, social security or other governmental authority in connection with his participation in the Plan.)

(ii)	people who provide a service to the Company or the Trustees or are acting as their agents on the understanding that they will keep the information confidential.

(iii)	anyone to whom the Company or the Trustees transfers or may transfer its rights and duties under the Plan.

(iv)	where the Company or the Trustees has a duty to do so or if the law allows the Company or the Trustees to do so (including any relevant tax, social security or other governmental authority)
Otherwise the Company and the Trustees will keep information about a Participant confidential.

(d)	If the Company or the Trustees transfer information about a Participant to a service provider or agent in another country, they will procure that the service provider or agent agrees to apply the same levels of protection as the Company and the Trustees are required to apply in the UK and other EU jurisdictions and to use information about a Participant only for the purpose of providing the service to the Company or the Trustees.
13.7	Governing Law

The Plan shall be governed and construed in accordance with English law.

14. Termination of the Plan

The Trustees may having first consulted the Board at any time suspend or terminate the operation of the Plan in which case no further awards will be granted but in other respects the provisions of the Plan will remain in force.
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Barclays PLC
Rules
of the
Barclays Group
Incentive Share Plan
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